Exhibit 10.3

ALLEGIANT TRAVEL COMPANY
RESTRICTED STOCK
AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of the                , 20XX (“Date of Grant”) between Allegiant Travel Company, a Nevada corporation (the “Company”) and XXXXXXX (“Grantee”).

1.             RESTRICTED STOCK AWARDS.

A.           The Company hereby grants to Grantee a total of                     (XXXX) shares of the Company’s Common Stock (the “Restricted Stock”) subject to the terms and conditions set forth below.

B.           The number of shares of common stock issued to the Grantee as Restricted Stock shall be recorded in the records of the Company.

C.           The Restricted Stock has been awarded as compensation to the Grantee for services to be rendered over the vesting period provided for herein.

D.           This Agreement sets forth the terms, conditions and restrictions applicable to the Restricted Stock granted to Grantee.

2.             RESTRICTIONS.

A.           The Restricted Stock has been awarded to the Grantee subject to the transfer and forfeiture conditions set forth in Paragraph B below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below.  For purposes of this Award, the term Restricted Stock includes any additional shares of stock granted to the Grantee with respect to any Restricted Stock (e.g., shares issued upon a stock dividend or stock split) prior to the vesting of the Restricted Stock.

B.           Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer (a “transfer”) any of the Restricted Stock prior to vesting as provided in Section 3 below.  Any transfer or attempted transfer prior to such time shall be null and void and of no effect whatsoever.

C.           If the Grantee’s employment with the Company terminates prior to the vesting of all Restricted Stock of the Grantee for any reason other than as set forth in Section 3 below, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Stock not vested as of the date of such termination and such Restricted Stock shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee.

D.            The Restrictions imposed under this Section 2 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company which occurs prior to the vesting of the Restricted Stock.

3.             EXPIRATION AND TERMINATION OF RESTRICTIONS.  The Restrictions imposed under Section 2 above will expire and vesting of the Restricted Stock shall be as follows:

A.           On                , 20XX, the Restrictions will expire with respect to one-third (⅓) of the Restricted Stock of the Grantee not forfeited prior to that date;

B.            On               ,  20XX, the Restrictions will expire with respect to an additional one-third (⅓) of the Restricted Stock of the Grantee not forfeited prior to that date; and

C.            On               , 20XX, the Restrictions will expire with respect to the balance of the Restricted Stock of the Grantee not forfeited prior to that date.

Notwithstanding anything herein to the contrary, the following special vesting rules shall apply:

(i)            All Restricted Stock of a Grantee shall become fully vested upon the Grantee’s death or total disability.  Total disability shall be defined as a physician certified disability which permanently or indefinitely renders the Grantee unable to perform his/her usual duties for the Company.

(ii)           In the event of the mandatory retirement of the Grantee before full vesting as a result of the application of FAA rules, the retired Grantee shall be given credit as if he/she had continued to work until the following XXXX.

4.             ADJUSTMENTS.  If the number of outstanding shares of common stock of the Company is changed as a result of a stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock under this Agreement shall be adjusted to correspond to the change in the outstanding shares of the Company’s common stock.

5.             VOTING AND DIVIDENDS.  Subject to the restrictions contained in Section 2 hereof, the Grantee shall have all rights of a stockholder of the Company with respect to the Grantee’s Restricted Stock, including the right to vote the shares of the Grantee’s Restricted Stock and the right to receive any cash or stock dividends, including dividends of stock of a company other than the Company.  Stock dividends issued with respect to the Grantee’s Restricted Stock shall be treated as additional shares of the Grantee’s Restricted Stock (even if they are shares of a company other than the Company) that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.  If a dividend is paid in other property, the Grantee will be credited with the amount of property which would have been received had the Grantee owned a number of shares of common stock equal to the number of shares of Restricted Stock credited to his/her account.  The property so credited will be subject to the same restrictions and other terms and conditions applicable to the Restricted Stock under this Agreement and will be disbursed to the Grantee in kind simultaneously with the Restricted Stock to which such property relates.

6.            DELIVERY OF SHARES.  The shares of Restricted Stock of the Grantee will be issued in the name of the Grantee as Restricted Stock and will be held by the Company prior to vesting in certificated or uncertificated form.  If a certificate for Restricted Stock is issued prior to vesting, such certificate shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement dated                , 20XX between the registered owner of the shares represented hereby and Allegiant Travel Company.  Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of Allegiant Travel Company.”

Upon request from the Company, the Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Stock to the Company upon any forfeiture of the Restricted Stock (or a portion thereof), in accordance with the provisions of this Agreement.  Upon vesting of any Restricted Stock, any stock certificates and stock powers relating to such vested Restricted Stock shall be released to the Grantee upon request.

7.            ADDITIONAL AGREEMENTS.  As a material inducement to the grant of Restricted Stock to Grantee hereunder, the provisions of Items 7, 8, 9, 10 and 11 shall apply.

A.          For purposes of this Agreement, the following terms and provisions shall have the following meanings:

(i)            The “Prohibited Time Period” shall mean the period beginning on the date of execution hereof and ending on the date that is one (1) year after the termination of Grantee’s employment with the Company.

(ii)           “Prohibited Employee” means any employee, independent contractor or consultant of the Company or its subsidiaries who worked for the Company or its subsidiaries at any time within six (6) months prior to the Determination Date.

(iii)          “Determination Date” shall mean any date as of which a determination is being made as to who is a Prohibited Employee.

(iv)          “Confidential Information” means business information of the Company (including but not limited to, information included within or relating to any Works, the fact that Grantee is performing services for the Company, the type of services being performed, network architecture, software, hardware, systems, system requirements and plans, database, automation capabilities and plans, compilations, analyses, reports, forecasts, strategic insights and statistical models about customers or prospective customers and their behavior, know-how, ideas, research and development, programs, methods, techniques, processes, financial information and data, business plans, business strategies, marketing plans and strategies, customer lists, price lists, cost information, information about employees and information and descriptions of new products and new product development) now known by Grantee, or in Grantee possession, or hereafter learned or acquired by Grantee, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Confidential Information may be written or oral, expressed in electronic media or otherwise disclosed, and may be tangible or intangible. Confidential Information also includes any information made available to the Company by its customers or other third parties and which the Company is obligated to keep confidential.  Confidential Information does not include information which at the time of disclosure or thereafter becomes publicly available other than through Grantee’s fault or negligence.

(v)           “Employed” or “Employment” means, for purposes of this Agreement only, to be engaged in the performance of services for or on behalf of the Company or its subsidiaries, whether as an employee, independent contractor or otherwise.

(vi)           “Works” means any work, studies, reports or analyses devised, developed, designed, formulated or reduced to writing by Grantee at any time while Grantee is or has been Employed by the Company, including, without limitation any and all compositions or works of authorship, concepts, compilations, abridgments, or other form in which Grantee may directly or indirectly recast, transform or adapt any of the foregoing.

(vii)           “Materials” means any product, model, document, instrument, report, plan, proposal, specification, manual, tape, and all reproductions, copies or facsimiles thereof, or any other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic, digital or other form, any Confidential Information or Works.

B.            Grantee agrees that during the Prohibited Time Period, he/she shall not, for any reason, without the prior written consent of the Company, on his/her own behalf or in the service or on behalf of others, hire any Prohibited Employee or request or induce any Prohibited Employee to terminate that person’s employment or relationship with the Company or to accept employment with any other person.

8.             OWNERSHIP OF WORKS AND MATERIALS.

A.           Grantee agrees that all Confidential Information, Works and Materials are the sole and exclusive property of the Company.

B.            Grantee also specifically acknowledges and agrees that any tangible expression of any Confidential Information, Works or Materials were developed, made or invented exclusively for the benefit of and are the sole and exclusive property of the Company or its successors and assigns as “works for hire” under Section 201 of Title 17 of the United States Code.

C.            In the event that any Confidential Information, Works or Materials are deemed not to be a work for hire, Grantee agrees to assign, and does hereby irrevocably assign, to the Company all of his/her right, title and interest in and to such Confidential Information, Works and Materials.  Grantee further agrees to take any actions, including the execution of documents or instruments, which the Company may reasonably require to effect Grantee’s assignment of rights pursuant to this Item 8C, and Grantee hereby constitutes and appoints, with full power of substitution and resubstitution, the Company as Grantee’s attorney-in-fact to execute and deliver any documents or instruments which Grantee has agreed to execute and deliver pursuant to this Item 8C.

D.            Grantee hereby waives and releases in favor of Company all rights in and to the Confidential Information, Works and Materials and agrees that Company shall have the right to revise, condense, abridge, expand, adapt, change, modify, add to, subtract from, re-title or otherwise modify the Confidential Information, Works and Materials without Grantee’s consent.

9.	CONFIDENTIALITY.

A.           Grantee agrees to protect the Company’s Confidential Information by agreeing that Grantee will not, at any time from and after the date hereof until a date that is three (3) years after Grantee’s Employment with the Company has terminated for any reason, directly or indirectly, disclose, reveal or permit access to all or any portion of the Confidential Information (including any facilities, apparatus or equipment which embody or employ all or any portion of the Confidential Information), to any Person without the written consent of the Company, except to Persons designated or Employed by the Company, or unless compelled to do so by law, provided that Grantee will provide the Company with sufficient advance notice so that Company may seek a protective order to avoid disclosure of such Confidential Information.

B.           Without the prior written consent of the Company, Grantee agrees that Grantee will not, directly or indirectly, use or exploit any Confidential Information at any time from and after the date hereof until a date that is three (3) years after Grantee’s Employment with the Company has terminated for any reason for any purpose other than in connection with Grantee’s Employment duties and obligations, including without limitation, using Confidential Information to induce or attempt to induce any Person to cease doing business or not to commence doing business with the Company, or to solicit or assist in the solicitation of the business of any customer for any products or services competing with those products and services offered and sold by the Company.

C.           Additionally, Grantee agrees that, upon the earlier of either the written request of the Company or upon termination of Grantee’s Employment, Grantee will deliver to the Company all Confidential Information that Grantee has in Grantee’s possession or control.

10.	DISCLOSURE REQUIREMENTS.

In order to avoid any ambiguity in connection with the creation of any Work which Grantee claims is not covered by this Agreement, Grantee agrees to disclose in writing to the Company complete details on any Works that are devised, developed, designed, formulated or reduced to writing by Grantee at any time while Grantee is or has been Employed by the Company.  Such disclosure shall be made promptly upon development, design or formulation with respect to any Works created while Grantee is employed by the Company, and shall be disclosed in writing pursuant to such form as the Company may from time to time provide.

11.	BUSINESS OPPORTUNITIES.

For so long as Grantee is Employed by the Company, Grantee will not, without the prior written consent of the Company (which consent may be withheld by the Company in the exercise of its absolute discretion), engage, directly or indirectly, in any business, venture or activity that Grantee is aware or reasonably should be aware that the Company or any affiliate of the Company is engaged in, intends at any time to become engaged in, or might become engaged in if offered the opportunity, or in any other business, venture or activity if the Company reasonably determines that such activity would adversely affect the business of the Company or any affiliate thereof or the performance by Grantee of any of Grantee’s duties or obligations to the Company.

12.           WITHHOLDING TAXES.  The Company is entitled to withhold an amount equal to the Company’s required minimum statutory withholding taxes for the respective tax jurisdiction attributable to any share of common stock or property deliverable in connection with the Restricted Stock.  Grantee may satisfy any withholding obligation in whole or in part by electing to have the Company retain shares of the Restricted Stock having a Fair Market Value on the date of vesting equal to the minimum amount to be withheld.  Fair Market Value for this purpose shall be the closing price for a share of the Company’s common stock on the last trading day before the date of vesting.

13.           OTHER RIGHTS.  The grant of Restricted Stock does not confer upon Grantee any right to continue in the employ of the Company and does not interfere with the right of the Company to terminate Grantee’s employment at any time.

14.           NOTICES.  Any written notice under this Agreement shall be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his/her address as indicated in the Company’s employment records or to the Company at its principal office.  Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient.

15.           NONTRANSFERABILITY.  This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantee, other than by the last will and testament of Grantee or the laws of descent and distribution, unless the Company consents thereto in writing.  Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

16.           SECTION 83(b) ELECTION.  Grantee may make an election to be taxed upon the grant of his/her Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended.  To effect such election, the Grantee must file an appropriate election with the Internal Revenue Service within thirty (30) days after the grant of the Restricted Stock and otherwise in accordance with the applicable Treasury Regulations.

17.           AMENDMENT.  This Agreement may not be amended except by a writing signed by the Company and Grantee.

18.           HEIRS AND SUCCESSORS.  Subject to Section 10 above, this Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantee and their heirs, legatees and legal representatives.

19.           INTERPRETATION.  Any issues of interpretation of any provision of this Agreement shall be resolved by the Compensation Committee of the Board of Directors of the Company.

20.           SEVERABILITY.  The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

21.           GOVERNING LAW; JURISDICTION.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the internal law and not the law of conflicts of the State of Nevada.  Each of the undersigned further agrees that any action or proceeding brought or initiated in respect of this Agreement may be brought or initiated in the United States District Court for the State of Nevada or in any District Court located in Clark County, Nevada, and each of the undersigned consents to the exercise of personal jurisdiction and the placement of venue in any of such courts, or in any jurisdiction allowed by law, in any such action or proceeding and further consents that service of process may be effected in any such action or proceeding in the manner provided in Section 14.065 of the Nevada Revised Statutes or in such other manner as may be permitted by law.  Each of the undersigned further agrees that no such action shall be brought against any party hereunder except in one of the courts above named.

22.           WAIVER.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

IN WITNESS WHEREOF, the Company has executed this Agreement as of day and year first above written.

ALLEGIANT TRAVEL COMPANY

By:

Its:

The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award.

Name:

Address: